Exhibit a(5)(B)

II-VI Incorporated Successfully Completes Tender Offer for Shares of ANADIGICS, Inc. (Nasdaq: ANAD)

PITTSBURGH, March 14, 2016 /GLOBE NEWSWIRE/ - II-VI Incorporated (Nasdaq:IIVI), a leader in engineered materials and optoelectronic components, announced today the successful completion of the tender offer by its wholly-owned acquisition subsidiary for all outstanding shares of common stock of ANADIGICS, Inc. (Nasdaq:ANAD) (“Anadigics”) for $0.85 per share in cash (the “Offer”).

The Offer and withdrawal rights expired at 11:59 P.M. (New York City time) on March 11, 2016. Computershare Trust Company, N.A., the depositary for the tender offer, has indicated preliminarily that approximately 47,782,407 shares were validly tendered in the Offer and not validly withdrawn (not including approximately 4,218,728 shares delivered through notices of guaranteed delivery), representing approximately 52.92% of the outstanding common stock of Anadigics.

II-VI’s wholly owned subsidiary, Regulus Acquisition Sub, Inc. (“Regulus”), will accept for payment in accordance with the terms of the Offer all shares that were validly tendered and not validly withdrawn prior to the expiration of the Offer (including all shares delivered through notices of guaranteed delivery), and payment for such shares will be made promptly, in accordance with the terms of the Offer.

II-VI and Regulus expect to effect a merger of Regulus with and into Anadigics without a vote or meeting of Anadigics shareholders promptly following acceptance of and payment for the tendered shares. The merger is expected to be completed by March 18, 2016. In the merger, each outstanding share of Anadigics common stock not tendered and purchased in the Offer (other than those as to which holders properly exercise dissenters rights, if any) will be converted into the right to receive the same $0.85 per share price, without interest and less any applicable withholding taxes, that was paid in the tender offer. As a result of the merger, Anadigics will become a wholly owned subsidiary of II-VI. Following the merger, Andigics’s common stock will be delisted and cease to be traded on the Nasdaq.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service, and distribution facilities worldwide, the Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable our customers’ success.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it in this release have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015; (iii) the purchasing patterns of customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company’s ability to assimilate recently acquired businesses, and risks, costs and uncertainties associated with such acquisitions; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

CONTACT:	II-VI Incorporated
Mary Jane Raymond, Chief Financial Officer
(724) 352-4455

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